Exhibit 99.2

Investor and Media Contact:

Samuel Fisch

Executive Director, Investor Relations and Corporate Communications

Email: veruinvestor@verupharma.com

Veru Announces Pricing of $25 Million Public Offering

MIAMI, FL – October 30, 2025 – Veru Inc. (NASDAQ: VERU), a late clinical stage biopharmaceutical company focused on developing innovative medicines for the treatment of cardiometabolic and inflammatory diseases, announced today the pricing of an underwritten public offering of (i) 1,400,000 shares of its common stock, (ii) pre-funded warrants to purchase up to 7,000,000 shares of its common stock, and (iii) accompanying Series A warrants to purchase up to 8,400,000 shares of common stock and accompanying Series B warrants to purchase up to 8,400,000 shares of common stock. The combined public offering price of each share of common stock, accompanying Series A warrant and accompanying Series B warrant is $3.00. For investors who elect to purchase pre-funded warrants in lieu of common stock, the combined public offering price for each pre-funded warrant, accompanying Series A warrant and accompanying Series B warrant is $2.999, which equals the combined price at which shares of common stock, accompanying Series A warrants and accompanying Series B warrants are being sold in the offering, minus $0.001, the per share exercise price of each pre-funded warrant. All of the securities being sold in the offering are being sold by Veru. The offering is expected to close on or about October 31, 2025, subject to the satisfaction of customary closing conditions.

The gross proceeds to Veru from the offering, before deducting underwriting discounts and commissions and other estimated offering expenses, are expected to be approximately $25.2 million. If all of the warrants sold in this offering were to be exercised in cash at their exercise price, Veru would receive additional gross proceeds of approximately $50.4 million, before deducting expenses and fees.

Veru intends to use the net proceeds from the proposed offering to fund the development of enobosarm, with a primary focus on Phase 2b PLATEAU clinical study activities. Some of the proceeds will also be used for working capital purposes, including existing vendor obligations, and for other general corporate purposes including working with potential development partners for enobosarm.

Canaccord Genuity LLC and Oppenheimer & Co. Inc. are acting as joint book-running managers for the offering.

The shares of common stock, pre-funded warrants and accompanying Series A warrants and Series B warrants, and shares of common stock issuable upon exercise of the pre-funded warrants, Series A warrants and Series B warrants, are being offered by Veru pursuant to a shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (SEC) on March 16, 2023 which was amended on April 11, 2023 and declared effective by the SEC on April 14, 2023. This offering is being made only by means of a prospectus and prospectus supplement that form a part of the registration statement. A final prospectus supplement related to the offering will be filed with the SEC, and will be available on the website of the SEC at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may also be obtained when available by contacting Canaccord Genuity LLC, Attention: Syndication Department, One Post Office Square, Suite 3000, Boston, Massachusetts 02109, or by telephone at (617) 371-3900, or by email at prospectus@cgf.com; or Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About Veru Inc.

Veru Inc. is a late clinical stage biopharmaceutical company focused on developing innovative medicines for the treatment of cardiometabolic and inflammatory diseases.

Cautionary Statement on Forward Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, express or implied statements related to Veru’s expectations regarding the timing of the proposed public offering, the size and expected gross proceeds from the offering and the anticipated use of proceeds from the proposed offering. The words “anticipate,” “believe,” “could,” “expect, ” “intend,” “may,” “opportunity,” “plan,” “predict,” “potential,” “estimate,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based upon current plans and strategies of Veru Inc. (the Company) and reflect the Company’s current assessment of the risks and uncertainties related to its business and are made as of the date of this press release. The Company assumes no obligation to update any forward-looking statements contained in this press release because of current information or future events, developments or circumstances. Such forward-looking statements are subject to known and unknown risks, uncertainties and assumptions, and if any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our actual results could differ materially from those expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering and the Company’s expectations regarding the completion, timing and size of the proposed public offering and the use of proceeds therefrom. This list is not exhaustive and other risks are detailed in the Company’s periodic reports filed with the SEC, including the Company’s Form 10-K for the year ended September 30, 2024 and subsequent Quarterly Reports on Form 10-Q.

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